EXHIBIT 5.1

[HOGAN & HARTSON L.L.P. LETTERHEAD]

November 30, 2000

EOP Operating Limited Partnership
c/o        Board of Trustees
            Equity Office Properties Trust
            Two North Riverside Plaza, Suite 2100
            Chicago, Illinois 60606

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

      We are acting as counsel to EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), and Equity Office Properties Trust, a Maryland real estate investment trust and the general partner of the Partnership (the “Company”), in connection with the registration statement on Form S-3, as amended, of the Partnership and the Company (the “Registration Statement”) filed with the Securities and Exchange Commission relating to resales of up to $325,000,000 aggregate principal amount of the Partnership’s Senior Exchangeable Notes due November 15, 2008 (the “Notes”), the Company’s full and unconditional guarantees as to payment of principal and interest with respect to the Notes (the “Guarantees” and, together with the Notes, the “Securities”), and 9,558,824 common shares of beneficial interest, $.01 par value per share, of the Company (the “Shares”), issuable upon exchange of the Securities in accordance with the terms of that certain Indenture, dated August 23, 2000 (the “Indenture”), by and among the Partnership, the Company and State Street Bank and Trust Company, as Trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

      For purposes of this opinion letter, we have examined copies of the following documents:

1.	Executed copy of the Registration Statement.

2.	Executed copy of the Indenture.

EOP Operating Limited Partnership
Board of Trustees, Equity Office Properties Trust
November 30, 2000

3.	Executed copies of the Global Notes evidencing the Notes (the “Global Notes”).

4.	The Certificate of Limited Partnership of the Partnership, as amended, as certified by the Secretary of State of the State of Delaware on November 16, 2000 and as certified on the date hereof by the Secretary of the Company, as being complete, accurate, and in effect.

5.	The Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 19, 2000, as amended, as certified on the date hereof by the Secretary of the Company as being complete, accurate, and in effect.

6.	The Declaration of Trust of the Company, as amended (the “Declaration of Trust”), as certified by the Maryland State Department of Assessments and Taxation on November 17, 2000 and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

7.	The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

8.	Certain resolutions of the Board of Trustees of the Company, on behalf of the Company and in the Company’s capacity as general partner of the Partnership, adopted by unanimous written consent dated August 17, 2000, and Action of the Pricing Committee of the Board of Trustees, dated as of August 17, 2000, each as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating, among other things, to the issuance of the Securities, the filing by the Partnership and the Company of the Registration Statement and related matters.

9.	Compliance letters of the Trustee, dated August 23, 2000 and September 15, 2000, to the effect that the Global Notes have been duly authenticated in accordance with the terms of the Indenture.

      In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Securities were not issued, and the Shares will not be issued, in violation of the

EOP Operating Limited Partnership
Board of Trustees, Equity Office Properties Trust
November 30, 2000

ownership limits contained in the Company’s Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

      This opinion letter is based as to matters of law solely on (i) the Delaware Revised Uniform Limited Partnership Act, as amended, (ii) Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and (iii) the contract law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules, or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, (a) the term “Delaware Revised Uniform Limited Partnership Act, as amended,” means the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and (b) the term “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended,” means the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

      Based upon, subject to and limited by the foregoing, we are of the opinion that:

      (a)    The Notes have been duly authorized by the Partnership and constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers, and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability, and materiality (regardless of whether enforcement is considered in a proceeding at law or in equity).

      (b)    The Guarantees have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers, and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability, and materiality (regardless of whether enforcement is considered in a proceeding at law or in equity).

EOP Operating Limited Partnership
Board of Trustees, Equity Office Properties Trust
November 30, 2000

      (c)    The Shares are duly authorized and, when issued in exchange for the Securities in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid, and nonassessable.

      To the extent that the obligations of the Partnership or the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture. We have also assumed the receipt by the Partnership of the consideration for the Notes as contemplated by that certain Action of the Pricing Committee of the Board of Trustees identified in item 8 above.

      The opinions expressed in Paragraphs (a) and (b) above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown, and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in Paragraphs (a) and (b), the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

      This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

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